Exhibit 99.2

For Additional Information:

Bryan Giglia

Senior Vice President – Corporate Finance

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS PROVIDES BUSINESS UPDATE

Agrees to Acquire 100% interest in the 460-room Doubletree Guest Suites Times Square

Fourth Quarter RevPAR Increased 5.7%

Aliso Viejo, CA – January 13, 2011 – Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) today provided preliminary results for the fourth quarter ended December 31, 2010.

Operations Update

The financial information contained herein for the fiscal quarter ended December 31, 2010 reflects the Company’s preliminary expectations and is subject to customary adjustments that may arise during the completion of the financial statement closing process. Such adjustments could result in changes to these preliminary results. All RevPAR information presented reflects the Company’s 30 hotel comparable portfolio, which excludes the Royal Palm Miami Beach hotel due to ongoing rebranding and repositioning.

While the Company has not finalized its quarterly financial statement closing process, it currently expects to report the following for the fiscal quarter ended December 31, 2010:

•	Fourth quarter 2010 comparable RevPAR is expected to increase approximately 5.7% from fourth quarter 2009.
•	Full year 2010 comparable RevPAR is expected to increase approximately 2.6% from full year 2009.
•	The Company reaffirms its fourth quarter guidance for Adjusted EBITDA and Adjusted FFO.

Marc Hoffman, Chief Operating Officer stated “We are pleased with the rebound in growth trends. All of our primary markets generated meaningful RevPAR growth in the fourth quarter and we anticipate an acceleration in demand in 2011.”

Acquisition Update

The Company has reached a definitive agreement to acquire the outside 62% interests in its Doubletree Guest Suites Times Square joint venture for approximately $37.5 million and, as a result, will become the sole owner of the partnership that owns the 460-room Doubletree Guest Suites Times Square hotel in New York City. The Company previously acquired a $30.0 million mezzanine loan secured by the equity in the hotel for a net purchase price of approximately $3.5 million. Included in the acquisition price is approximately $25.0 million of cash and receivables. As a result, Sunstone’s net economic purchase price equates to approximately $286.0 million, or $622,000 per key. The Company’s preliminary estimates indicate that the hotel’s value includes approximately $100,000 per key associated with the revenues generated by the hotel’s Times Square signage. The hotel is encumbered by approximately $270.0 million of non-recourse senior mortgage and mezzanine debt that matures in January 2012 and bears a blended interest rate of LIBOR + 115 basis points. The Company expects to refinance this debt during 2011 and intends to fund any refinancing shortfall with existing cash. Highgate Hotels, Inc., one of the largest independent hotel operators in New York City, will continue to manage the hotel. The acquisition is expected to close in January 2011.

Built in 1990, the 43-story, 460-room all suite hotel is located in the heart of Times Square at 47th Street and Broadway. With each of the 460-rooms comprising 540 square feet, the Doubletree contains Midtown Manhattan’s largest standard guest rooms. In 2010, the hotel generated RevPAR of approximately $302.25 and Adjusted EBITDA per key in excess of $42,000.

Ken Cruse, President and CFO stated, “We are pleased to announce the acquisition of this irreplaceable hotel located in the strongest Manhattan submarket. With its exceptional RevPAR, Adjusted EBITDA per key and growth potential, the acquisition of the Doubletree Times Square is consistent with our plan to improve the size and quality of our portfolio by executing on disciplined acquisitions of high-quality hotels. We look forward to expanding our relationship with Highgate, whose performance as operator of this asset since 2007 has been exemplary.”

Business Update Call

The Company will hold a conference call on Thursday, January 13, 2011, at 4:30 p.m. EST (1:30 p.m. PST) to update stockholders on its preliminary fourth quarter results. A live webcast of the call will be available via the Investor Relations section of the Sunstone Hotel Investors website at www.sunstonehotels.com. A replay of the webcast will also be archived on the website. Alternatively, investors may dial 1-877-941-2332 (for domestic callers) or 1-480-629-9722 (for international callers) to listen to the live call.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. (NYSE: SHO) is a lodging real estate investment trust (“REIT”) that, upon the completion of the Doubletree Times Square hotel acquisition, will own 32 hotels comprised of 12,182 rooms. Sunstone’s hotels are primarily in the upper upscale segment and are generally operated under nationally recognized brands, such as Marriott, Fairmont, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; national and local economic and business conditions, including the likelihood of a prolonged U.S. recession; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of January 13, 2011, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Non-GAAP Financial Measure

We present the following non-GAAP financial measure that we believe is useful to investors as a key measure of our operating performance: Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or Adjusted EBITDA (as defined below).

Adjusted EBITDA represents income available (loss attributable) to common stockholders excluding: (1) preferred stock dividends; (2) interest expense (including prepayment penalties, if any); (3) provision for income taxes, including income taxes applicable to sale of assets; (4) depreciation and amortization; (5) amortization of deferred stock compensation; (6) the impact of any gain or loss from asset sales; (7) impairment charges; and (8) other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense and preferred stock dividends) and our asset base (primarily depreciation and amortization) from our operating results. We also use Adjusted EBITDA as a measure in determining the value of hotel acquisitions and dispositions.

We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies calculate non-GAAP measures in the same manner. Adjusted EBITDA should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA can enhance an investor’s understanding of our results of operations, this non-GAAP financial measure, when viewed individually, is not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow.

Comparable Portfolio Information

The Company’s definition of “Comparable Portfolio” includes those hotels owned as of the reporting date which have not experienced material and prolonged business interruption due to renovations, re-branding or repositioning during either the calendar year presented or the preceding calendar year. For the fourth quarter and full year 2010, the Comparable Portfolio excludes the Royal Palm Miami Beach hotel.

	2010 Pro-Forma
	Sunstone 31-Hotel Portfolio (1)(2)	Doubletree Guest Suites Times Square (3)	Pro Forma 32-Hotel Portfolio
No. Keys	11,722	460	12,182
No. Hotels	31	1	32
Avg. Rooms per Hotel	378	460	381
Occupancy	69.6%	93.5%	70.5%
ADR	$149.11	$323.17	$155.68
RevPAR	$103.78	$302.25	$111.27
Adjusted EBITDA	$142,400,000	$19,500,000	$161,900,000
Adjusted EBITDA per key	$12,148	$42,393	$13,287

	Doubletree Guest Suites Times Square (amounts in thousands)
	2007	2008	2009	Forecast 2010 (3)
Hotel Net Income (Loss)	$(12,000)	$(3,400)	$(5,900)	$5,600
Plus: Depreciation & Amortization (4)	$22,800	$16,700	$13,800	$5,800
Plus: Interest Expense (5)	$20,500	$13,500	$6,900	$8,100

Hotel Adjusted EBITDA	$31,300	$26,800	$14,800	$19,500

(1)	Room statistics reflect current estimate.
(2)	Adjusted EBITDA reflects year-to-date as of September 30, 2010 and midpoint of guidance as provided on 11/4/10.
(3)	Reflects 2010 estimate.
(4)	Reflects actual depreciation for 2007—2009 and forecast for 2010.
(5)	Reflects actual interest expense for 2007—2009 and forecast for 2010.

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